Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to (i) the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated, and (ii) the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated, of our reports dated January 23, 2003 (except Notes 11 and 14, as to which the date is March 27, 2003), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orange County, California August 12, 2003